Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Registration Statements of Nephros, Inc. on Form S-8 (Nos. 333-127264; 333-148236; 333-188592; 333-205167) of our report dated March 20, 2017, relating to the consolidated financial statements of Nephros, Inc. and Subsidiary, as of and for the years ending December 31, 2016 and 2015.

/s/ Moody Famiglietti & Andronico, LLP

Tewksbury, MA
March 20, 2017